CALCULATIONS OF RATIO OF EARNINGS TO FIXED CHARGES                EXHIBIT 12.1
(in thousand, unaudited)



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                                                                                                                    Nine Months
                                                                                                                       Ended
                                                                Year Ended December 31,                            September 30,
                                           -------------------------------------------------------------------    --------------
                                             1991           1992           1993           1994           1995          1996
                                           --------      --------       --------       --------       --------       --------
As defined:
Income from continuing
 operations before income
 taxes.................................     $50,149       $65,161        $89,392       $141,807       $163,655       $136,000
Adjustment for
 undistributed income..................          --        (2,509)       (10,578)       (12,039)       (14,254)       (16,594)
Distributions from
 affiliates............................          --            --             --          6,116         17,499         11,188
Interest expense.......................      84,787        97,158        125,019        121,793        121,927         97,000
Depreciation of previously
 capitalized interest..................       3,934         3,996          4,487          4,487          4,487          3,357
Net amortization of
issuance costs.........................       2,377         2,775          2,558          3,500          4,630          3,717
                                           --------      --------       --------       --------       --------       --------
Earnings...............................    $141,247      $166,581       $210,878       $265,664       $297,944       $234,668
                                           ========      ========       ========       ========       ========       ========


Interest expensed and
 capitalized amounts
 (including construction
 related fixed charges)................    $105,132      $118,178       $126,965       $123,945       $131,934       $111,061
Net amortization of
 issuance costs (including
capitalized amounts)...................       2,974         3,120          2,558          3,500          4,630          3,717
                                           --------      --------       --------       --------       --------       --------
Fixed charges..........................    $108,106      $121,298       $129,523       $127,445       $136,564       $114,778
                                           ========      ========       ========       ========       ========       ========


Ratio of earnings to fixed
 charges...............................        1.31x         1.37x          1.63x          2.08x          2.18x          2.04x
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